Exhibit 99.1
At EMAK Worldwide, Inc.:
Media and investor inquiries:
Lisa Mueller
Director, Investor Relations
(323) 932-4034
For Immediate Release
Daniel O’Connor Elected to EMAK Worldwide Board of Directors
     LOS ANGELES, Feb.28, 2006 – EMAK Worldwide, Inc. (Nasdaq: EMAK) announced today that Daniel W. O’Connor has been elected as an independent member of the Company’s Board of Directors.
     The Board continues to have seven members, of which five are independent. In addition to O’Connor, independent directors are Barrie P. Berg, Howard D. Bland, Alfred E. Osborne, Jr. and Stephen P. Robeck, non-executive Chairman. The Board also includes Jim Holbrook, EMAK’s Chief Executive Officer, and Jeffrey S. Deutschman, Board member representing Crown Capital. O’Connor will fill the seat held since 2000 by Jonathan Kaufelt, who resigned concurrent with this election.
     “The entire board wishes to thank Jonathan for his guidance and insight over the past four years. He has played a key role in EMAK’s development during this pivotal time in the company’s history,” said Robeck. “As we look ahead, Dan’s proven leadership in the retail industry and impressive depth of experience will further strengthen our board. We’re fortunate to add such a highly qualified and talented individual as our board works with Jim Holbrook to take the company to the next level.”
     O’Connor is President and Chief Executive Officer of Retail Network Group, an advisory firm that supports venture and private equity investments in partnership with leading private equity and venture firms. In addition he is the founder and non-executive Chairman of Management Ventures, Inc. Under his leadership, MVI became the leading research firm following the world’s largest retailers. Its clients include many of the world’s largest advertisers,
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EMAK Worldwide Announces Changes to its
Board of Directors

including Procter & Gamble, Coca-Cola, Hewlett-Packard and Anheuser-Busch.
     “I have known and worked with Dan for more than 15 years. He is the number one retail marketing expert in the country and we believe he will be a real resource to me and a great asset to EMAK’s board,” said Holbrook.
     Earlier, O’Connor was a National Director of Consumer Products and Retail Consulting and a Senior Audit Manager at Deloitte & Touche (formerly Touche Ross & Co.). He holds a bachelor of science in accounting and economics from Clarkson University and is a certified public accountant.
About EMAK Worldwide
     EMAK Worldwide, Inc. is a leading global marketing services company based in Los Angeles, with offices in Chicago, New York, Ontario (CA), Frankfurt, London, Paris, The Netherlands, Hong Kong and Shanghai. The Company focuses on the design and execution of strategy-based marketing programs, with particular expertise in the areas of: strategic planning and research, entertainment marketing, design and manufacturing of custom promotional products, promotion, event marketing, collaborative marketing, and environmental branding. The Company’s clients include Burger King Corporation, Frito-Lay, Kellogg’s, Kohl’s, Kraft, Macy’s, Miller Brewing Company and Procter & Gamble, among others. More information about EMAK Worldwide is available on the Company’s web site at www.emak.com.
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